Exhibit 99.1
                          Southwest Community Bancorp
                   Declares Cash Dividend of $0.05 Per Share



    CARLSBAD, Calif.--(BUSINESS WIRE)--Dec. 22, 2005--Southwest Community Bancorp (Nasdaq:SWCB), the holding company for Southwest Community Bank, today announced its Board of Directors has declared a $0.05 per share quarterly cash dividend. The dividend will be paid January 20, 2006, to shareholders of record on January 5, 2006. This payment marks the company's second quarterly cash dividend.
    "Strong economic growth in the Southern California market and solid demand for business loans continues to fuel our profitability," said Frank J. Mercardante, Chief Executive Officer. "We are delighted to be able to share our success in 2005 with our shareholders with a cash dividend."
    On October 24, the company reported record third quarter profits fueled by an increasing net interest margin, improving efficiencies and a growing franchise in the fast-growing Southern California market. Income from continuing operations increased 85% to $2.3 million, or $0.53 per diluted share in the 2005 third quarter compared to $1.3 million, or $0.32 per diluted share in the third quarter of 2004. For the nine months ended September 30, 2005, net income from continuing operations rose 78% to $6.0 million, or $1.37 per diluted share, compared to $3.4 million, or $0.88 per diluted share, in the like period of 2004.

    About Southwest Community Bancorp

    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with nine full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim, Rancho Cucamonga and San Bernardino, all in California; and loan production offices in Glendale and Fullerton, California; Lincolnshire, Illinois; Salt Lake City, Utah; and Ashburn, Virginia. For more information, visit www.swcbank.com.


    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620
             Alan J. Lane, 760-918-2608